February 3, 2020

Alex Cunningham
Chief Executive Officer
Cardiff Lexington Corp
401 Las Olas Blvd., Unit 1400
Ft. Lauderdale, FL 33301

       Re: Cardiff Lexington Corporation
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed April 16, 2019
           Form 8-K/A
           Filed October 24, 2019
           File No. 000-49709

Dear Mr. Cunningham:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Real Estate
& Construction